Exhibit 10.8

TRADEMARK LICENSE AGREEMENT

THIS AGREEMENT, entered into on August 29, 2018 and effective as of the 31st day of August 2018 (“Effective Date”), is between Sysorex Consulting, Inc., a California corporation (hereinafter “Licensor”) and Sysorex, Inc., a Nevada corporation (hereinafter “Licensee”), who are sometimes, as the context requires, referred to individually as a “party” and together as the “parties.”

WHEREAS, Licensor is the owner of all right, title, and interest in and to the trademark, SYSOREX, which is the subject of U.S. Application No. 87/877,038 (the “Mark”);

WHEREAS, Licensor and Inpixon, the parent of Licensee, entered into a Share Purchase Agreement, dated January 18, 2018 (“Purchase Agreement”);

WHEREAS, consistent with the terms of the Purchase Agreement, which are herein incorporated by reference, Licensee desires to acquire a license to use the Mark in connection with goods or services offered for sale or sold by Licensee (“the Licensed Goods and/or Services”);

NOW THEREFORE, in consideration of the mutual promises and obligations in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Licensor and Licensee hereby agree as follows:

1. Grant; Consideration

1.1	Licensor grants to Licensee, subject to the terms of this Agreement, a perpetual, non-exclusive license to use the Mark on a worldwide basis as a part of the trade names “Sysorex, Inc.” and “Sysorex Government Services”.

1.2	Licensee may not sublicense its rights hereunder unless (i) such sub-licensee expressly agrees in writing to assume all of Licensee’s obligations and duties hereunder, (ii) Licensee obtains Licensor’s prior written approval in advance of the granting of such sublicense, (iii) Licensor approves the form and content of the sublicense agreement; and (iv) Licensee shall remain liable for all such obligations and duties hereunder. Except as expressly provided by this Section 1.2, Licensee may not grant sublicenses other than with Licensor’s prior written consent.

1.3	As consideration for the license granted herein, Licensee shall transfer to Licensor 1,000,000 shares of the restricted common stock of Licensee, $0.00001 par value (the “Licensee’s Common Stock”), and, for so long as this Agreement is not terminated, on each anniversary of the Effective Date Licensee shall transfer to Licensor 250,000 shares of Licensee’s Common Stock. In the event of changes in the outstanding shares of Licensee’s Common Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations (each an “Adjustment Event”), Licensor and Licensee shall negotiate in good faith to adjust the number of shares of Licensee’s Common Stock to be issued pursuant to this Agreement.

2. Term of Agreement

2.1	The term of this Agreement shall be perpetual, unless sooner terminated by operation of law or in accordance with the provisions of this Agreement.

3. Quality Control, Advertising

3.1	Licensee represents, warrants, and covenants as follows:

3.1.1	The Licensed Goods and/or Services shall be substantially identical to and of no lesser quality than Goods and/or Services offered by Licensor prior to the Effective Date of this Agreement;

3.1.2	Licensee shall not offer for sale, advertise, promote, distribute, or use for any purpose any Licensed Goods and/or Services that are damaged, defective, or of “second” quality; and;

3.1.3	In its performance of its duties and obligations pursuant to this Agreement, Licensee shall operate its business in compliance with all applicable federal, state, and local laws and regulations.

3.2	Licensor shall have the right to modify or supplement the quality standards applicable hereunder by providing written notice thereof to Licensee. Licensee shall implement these modified or supplemental quality standards within a commercially reasonable time period. Licensor shall have the right to inspect Licensee’s business facilities during normal business hours, with at least 72 hours’ advance prior notice, to insure Licensee’s compliance with such quality standards.

3.3	Licensee shall provide to Licensor for review and approval representative samples of all Licensed Goods and/or Services, labels or packaging to be used on or in connection with the Licensed Goods and/or Services, and all uses of the Mark by Licensee, and all advertising, marketing, or other promotional materials relating to the Licensed Goods and/or Services at least ten (10) days prior to any adoption of or change to such labels, packaging, or uses of the Mark, or any publication or distribution of such materials. Licensee agrees not to adopt or change any labels, packaging, or use of the Mark, and not to publish or distribute any promotional materials, until approval of such Licensed Goods and/or Services, labels, packaging, use, or materials is received in writing from Licensor. Licensor, in its reasonable discretion, may grant or deny such approval. Licensor shall provide approval or reasons for withholding of approval within five (5) business days from date of Licensee submitting requests for approval.

3.4	Licensee shall provide production samples and advertising of any Licensed Goods and/or Services upon receipt of a request from Licensor.

3.5	Licensee shall not distribute, sell, or offer for sale Licensed Goods and/or Services to any customer or in any channel of trade that would be inconsistent with the reputation of Licensor and the goodwill that Licensor has established in the Mark.

3.6	In the event that Licensor notifies Licensee in writing of specific quality concerns or identifies that the quality of specific Licensed Goods and/or Services falls below the level of quality warranted by Licensee in this Agreement (“Nonconforming Goods and/or Services”), Licensor shall have the right, upon written notice to Licensee, and only if Licensee does not cure within thirty (30) days, to withdraw approval of such Licensed Goods and/or Services, and to demand that Licensee immediately cease all distribution, sale, and offering for sale of any or all of such Licensed Goods and/or Services and take any action reasonably requested by Licensor to rectify the situation or to limit the potential damage to persons, property, the Mark, or Licensor’s reputation. Licensee shall not resume the distribution, sale, or offering for sale of any Nonconforming Goods and/or Services without the prior written approval of Licensor which will not be unreasonably withheld or delayed. Licensor will determine, in its reasonable discretion, whether the cause that resulted in such Goods and/or Services being Nonconforming Goods and/or Services has been rectified and will not recur, and may withhold approval to resume the distribution, sale, and offering for sale of such Goods and/or Services until it has so determined. If Licensor reasonably determines that such cause cannot or will not be rectified or cured, it may terminate this Agreement pursuant to Section 7.

4. Use of the Mark

4.1	The Licensor and Licensee agree that this Agreement does not constitute a partnership or joint venture. Licensee agrees not to use the Mark or the name of Licensor other than as provided by this Agreement.

4.2	Licensee agrees that it will not alter, modify, dilute, or otherwise misuse the Mark, or use the Mark on or in connection with any products or services or in any manner, or make any statements or claims, or distribute, sell, or offer for sale Licensed Goods and/or Services to any customer or in any channel of trade, that would or would be likely to damage or demean the name or reputation of the Mark or Licensor.

4.3	Licensee agrees not to use any other trademark, service mark, logo, symbol, or device in combination with the Mark without the prior written consent of Licensor.

4.4	At the direction of Licensor, and upon three (3) months’ notice, Licensee shall cause to appear in association with Licensee’s use of the Mark such trademark or other notices as Licensor may from time to time reasonably designate in writing to Licensee.

5. Ownership and Protection of Rights

5.1	Licensee recognizes the value of the goodwill associated with the Mark and acknowledges that such goodwill belongs exclusively to Licensor. Licensee acknowledges the exclusive right, title and interest of Licensor in and to the Mark, and agrees that it will not claim or represent that it owns any right, title, or interest in or to the Mark, other than the rights granted to Licensee under this Agreement.

5.2	Licensee agrees that its use of the Mark inures to the benefit of Licensor and agrees not to register, attempt to register, or attempt to obtain ownership, on its own behalf or through a third party, in any jurisdiction, of the Mark. Licensee further agrees not to contest Licensor’s ownership of the Mark.

5.3	At the request of Licensor, Licensee shall perform any reasonable acts necessary to preserve and protect, and to vest in Licensor, ownership of and title to the Mark.

5.4	Licensee agrees to notify Licensor promptly in writing of any merchandise or services advertised, promoted or sold that may constitute an infringement or improper use of the Mark on the Licensed Goods and/or Services, of which Licensee has knowledge. Licensee further agrees to reasonably assist Licensor in obtaining, defending and enforcing its rights in or registration of the Mark by providing evidence, testimony, and documents concerning Licensee’s use of the Mark, and by taking any other action reasonably requested by Licensor, including but not limited to, joining in any such enforcement action, all at the reasonable request and expense of Licensor.

5.5	As between Licensor and Licensee, Licensor shall have the sole right to determine whether or not any action shall be taken on account of any infringement or improper use of the Mark. Licensee agrees not to contact any third party, not to make any demands or claims, not to institute any suit, and not to take any other action on account of such infringements or uses without first obtaining the prior written permission of Licensor. All costs and expenses, including attorneys’ fees, incurred in connection with any suit instituted by Licensee, without the consent of Licensor, shall be borne solely by Licensee. For the avoidance of doubt, Licensor shall otherwise bear all costs and expenses of any such action, including attorneys’ fees.

5.6	With respect to all claims and suits for infringement of the Mark, including suits in which Licensee is joined as a party, Licensor shall have the sole right, at its sole expense, to employ counsel of its choosing and to direct the handling of the litigation and any settlement thereof. Licensor shall be entitled to receive and retain all amounts awarded as damages, profits or otherwise in connection with such suits.

6. Representations, Warranties, Indemnification and Insurance

6.1	Licensor warrants and represents to Licensee as follows:

6.1.1	Licensor has full right, power and authority to enter into this Agreement, grant the license to Licensee as herein granted and consummate the transactions contemplated hereby;

6.1.2	Licensor is the owner of or otherwise has the exclusive right to use the Mark in connection with the Licensed Goods and/or Services;

6.1.3	To the best of Licensor’s present knowledge, Licensee’s use of the Mark in connection with the Licensed Goods and/or Services pursuant to this Agreement will not infringe any rights owned or possessed by any third party;

6.1.4	Licensor shall indemnify, defend and hold Licensee harmless from and against any and all charges, claims and/or suits, including reasonable attorneys’ fees and costs related thereto, paid or incurred by Licensee that arise from Licensee’s use of the Mark in accordance with the terms and conditions of this Agreement.

6.2	Licensor assumes no liability to Licensee or third parties, with respect to (i) Licensed Goods and/or Services distributed, sold, or offered for sale by Licensee or (ii) the use of the Mark by Licensee that is not in accordance with the terms and conditions of this Agreement, for any direct, indirect, incidental, special or consequential losses or damages, regardless of the form of action, whether in contract or tort, and regardless of whether the cause of action arises from the manufacture, use, sale, or other disposal of Licensed Goods and/or Services or from Licensor’s performance under this Agreement.

6.3	Licensee agrees to indemnify and hold harmless Licensor and its governing board, officers, employees and agents from and against, any and all claims, demands, actions, causes of action, suits, proceedings, damages, liabilities, costs, and expenses of every nature, including reasonable attorneys’ fees, relating to or arising out of (i) the manufacture, distribution, advertising, use, sale or offering for sale of any Licensed Goods and/or Services or (ii) Licensee’s use of the Mark that is not in accordance with the terms and conditions of this Agreement.

6.4	Licensee shall maintain in full force and effect, throughout the term of this Agreement, at its own cost, from a qualified insurance company, commercial insurance for bodily injury and property damage, including product and completed operation liability coverage, in a total amount of five million dollars ($5,000,000.00) per incident. Licensor shall be given thirty (30) days’ prior written notice of cancellation or any material change to the insurance policy. Such insurance policy shall include, as additional insureds, Licensor, its agents and employees. Licensee shall furnish to Licensor a certificate of insurance evidencing the aforementioned coverage on or before the Effective Date upon reasonable request by Licensor. Such insurance coverage shall be provided with respect to claims for bodily injury or property damage arising out of the manufacture, distribution, advertising, use, sale or offering for sale of the Licensed Goods and/or Services or Licensee’s use of the Mark that is not in accordance with the terms of this Agreement, regardless of when such claims are made or when the underlying injuries occur or manifest themselves.

7. Termination

7.1	Licensor shall have the right to terminate this Agreement immediately by giving written notice to Licensee if:

7.1.1	Licensee fails to observe or perform any covenant or obligation herein and if such default is not cured within thirty (30) days after Licensee receives written notice specifying such default;

7.1.2	Licensee files a petition in bankruptcy or is adjudicated as bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or if a receiver is appointed for Licensee’s business;

7.1.3	Licensee discontinues its business or changes its name so that the word “Sysorex” no longer appears in its name or on the Licensed Goods and/or Services;

7.1.4	Any of the rights granted to Licensee by this Agreement is the subject or object of an attachment, sequestration, mortgage, lien, or pledge, or is about to be assigned or transferred to a third party; or

7.1.5.	There occurs a Change of Control of Licensee. A Change of Control is defined, for purposes of this Agreement, as follows:

(i) the consummation of any reorganization, consolidation, merger or sale of Licensee in which Licensee is not the continuing or surviving corporation or pursuant to which shares of Licensee’s Common Stock would be converted into cash, securities or other property; or

(ii) Licensee’s stockholders approve an agreement for the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Licensee; or

(iii) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of an aggregate of 50% or more of the voting power of Licensee’s outstanding voting securities by any single person or group (as such term is used in Rule 13d-5 under the Exchange Act), unless such acquisition was approved by the Board of Directors of Licensee prior to the consummation thereof); or

(iv) individuals who, as of the date of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date, whose election, or nomination for election by Licensee’s stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

8. Licensee’s Duties upon Termination

8.1	Upon termination of this Agreement for any reason, as specified in Section 7.1, Licensee shall (a) immediately discontinue manufacturing, distributing, selling, and offering for sale all Licensed Goods and/or Services, including, but not limited to, on any and all contracts entered into by Licensee, (b) immediately discontinue all uses of the Mark, (c) promptly destroy all materials in its possession incorporating the Mark and provide to Licensor a description of the materials destroyed, (d) promptly provide Licensor with a statement reporting all existing inventory of Licensed Goods and/or Services, and (e) promptly provide written notification of the termination of this Agreement (“Termination Notification”) to Licensee’s distributors. Licensor shall review and approve the form and language contained in the Termination Notification prior to the distribution to Licensee’s distributors, and Licensor shall be copied on all such Termination Notifications to distributors.

8.2	Notwithstanding the provisions of Section 8.1, in the event that this Agreement is terminated for any reason other than a breach or other failure of Licensee to meet the quality standards warranted herein or otherwise to perform its obligations under this Agreement, Licensee shall not be required to remove the Mark, nor be required to change the Mark on any equipment or goods on the premises of any customer of Licensee.

9. Survival of Rights and Obligations

9.1	Termination of this Agreement shall not impair any rights of Licensor or Licensee, nor shall it relieve Licensee of any of its obligations under Section 8 hereof or any rights or obligations that have accrued prior to termination of this Agreement.

10. Remedies

10.1	Licensor and Licensee acknowledge that any material breach of this Agreement by Licensee will result in immediate and irreparable damage, and that money damages alone will be inadequate to compensate Licensor. Therefore, in the event of a material breach or threatened material breach of any provision of this Agreement by Licensee, Licensor may, in addition to all other remedies, obtain immediate injunctive relief prohibiting the breach or compelling specific performance.

11. Severability

11.1	If any provision of this Agreement is held to be unenforceable, such provision shall be limited and construed so as to make it enforceable consistent with the parties’ manifest intentions or, if such limitation or construction is not possible or would be inconsistent with the parties’ manifest intentions, such provision will be deemed stricken from this Agreement. In any such event, all other provisions of this Agreement will remain in full force and effect, unless such enforcement would result in an injustice or be inconsistent with the purposes of this Agreement.

12. Waiver

12.1	No waiver of any term of this Agreement shall be valid unless in a writing signed by the party against which the waiver is sought to be enforced. No waiver by either party of any breach of or failure of performance under this Agreement shall be deemed a continuing waiver or a waiver as to any subsequent or similar breach.

13. No Assignment

13.1	Neither this Agreement nor any right, license or privilege granted to Licensee herein shall be assignable, without Licensee’s prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, except as to an assignment to a parent, subsidiary or affiliate of Licensee.

14. Notice

14.1	All notices, demands, and other communications required by this Agreement, shall be sent to the addresses set forth below unless and until a notification of a change of address is given in writing. All notices, demands, and other communications shall be deemed to have been duly given or made (i) when delivered personally, (ii) when sent by electronic mail (with a second confirmation copy sent by mail), (iii) when sent by fax to the fax number on the address shown below, (iv) the second day following the day of delivery prepaid to a national air courier service, or (v) three business days after deposit in the U.S. mails, certified or registered, postage prepaid, in each case addressed to the party to whom notice is being given at the addresses set forth below.

Licensor Sysorex Consulting, Inc. 555 Bryant Street #590 Palo Alto, CA 94301 Email: Attn:	Licensee Sysorex, Inc. 2355 Dulles Corner Boulevard, Suite 600 Herndon, Virginia Email:zaman.khan@sysorex.com Attn: Zaman Khan

15. Governing Law

15.1	This Agreement is made in the State of California, and shall be governed and construed by the internal laws of the State of California. Licensor and Licensee agree that exclusive jurisdiction over any legal action arising out of or in connection with this Agreement will be in state or federal courts located in Los Angeles, California. Licensor and Licensee hereby agree to such jurisdiction and venue.

16. Entire Agreement

16.1	This Agreement contains the entire agreement between Licensor and Licensee with regard to its subject matter and supersedes all prior agreements between them pertaining to its subject matter. This Agreement may be altered or amended only in a duly executed writing.

17. Confidentiality

17.1	Licensor and Licensee agree to treat as confidential any and all information received from the other in connection with the negotiation, execution and performance of this Agreement, including but not limited to, the terms and provisions of this Agreement, trade secrets, specific business plans and marketing information. These restrictions do not apply to any information, data, or materials that are or become generally known to others in the industry, other than as a result of a party’s violation of this Section 17 or are independently developed by others and are made available to a party on a non-confidential basis by a person or entity other than Licensor and Licensee.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives on the dates set forth below.

SYSOREX CONSULTING, INC.		SYSOREX, INC.

By:	/s/ A. Salam Qureishi	By:	/s/ Zaman Khan
Name:	A. Salam Qureishi	Name:	Zaman Khan
Title:	CEO	Title:	CEO
Date:	8-29-18	Date:	29 August 2018